JLT

(letterhead)

BINDER

TYPE:	AIRLINE HULL WAR AND ALLIED PERILS INSURANCE
INSURED:	Baltia Air Lines, Inc.
ADDRESS:	John F. Kennedy International Airport Building 151, Room 361 Jamaica, NY 11430
PERIOD:	January 30, 2012 to January 30, 2013 on both dates at 12:01 a.m. Local Standard Time at the address of the Named Insured.
INTEREST:	1. Hull War

To cover Aircraft as per Schedule of Aircraft against All Risks of Physical Loss or Damage resulting from War and Allied Perils (and including Kidnap, Ransom, Extortion, Hijack and Confiscation Expenses) as more fully described in the Policy Wording.

2. Spares

Coverage in respect of Spare Engines, Parts and Equipment (including mobile equipment and unlicensed vehicles) and as more fully defined in the Insured's Spares All Risks Policy, against loss or damage at all times including whilst in transit by whatever means.
SUM INSURED:	Aircraft Hulls:
	Maximum Agreed Value:	$15,000,000 anyone Aircraft
	Kidnap, Ransom and Extortion Expenses	$5,000,000 anyone occurrence and in the aggregate
	Hijack and Confiscation Expenses	$5,000,000 anyone occurrence and in the aggregate
	Supplementary Expenses (AVN76)	$5,000,000 anyone occurrence and in the aggregate
	Spares and Equipment:	$10,000,000 anyone occurrence
DEDUCTIBLES:	None
SITUATION:	Worldwide
Or
Worldwide subject to KILN Geographic Areas Exclusion Clause (11/05/07) LSW617G

1 Notwithstanding any provisions to the contrary and subject to clauses 2 and 3 below, this Policy excludes any loss, damage or expense howsoever occurring within the geographical limits of any of the following countries and regions:

a. Algeria, Cabinda, Burundi, Central African Republic, Congo, Democratic Republic of Congo, Eritrea, Ethiopia, Ivory Coast, Liberia, Nigeria, Sierra Leone, Somalia, Sudan.
b. Colombia, Ecuador, Peru.
c. Afghanistan, Checheno/lngushskaya, Nagorno-Karabakh, Pakistan, Yemen, Jammu & Kashmir, Nepal.
d. Sri Lanka.
e. Iran, Iraq.
f. Any country where the operations of the insured Aircraft is in breach of United Nations sanctions.

2. However coverage pursuant to this Policy is granted:

a. for the over flight of any excluded country where the flight is within an internationally recognized air corridor and is performed in accordance with I.CAO. recommendations; or
b. in circumstances where an insured Aircraft has landed in an excluded country as a direct consequence and exclusively as a result of force majeure.

3. Any excluded country may be covered by underwriters at terms to be agreed by the Slip Leader prior to flight.

CONDITIONS:	Insurers agree this Contract is subject to and includes the following:

Automatic pro-rata additions, deletions and substitutions of any type of aircraft and increases/decreases in agreed value subject value not exceeding Maximum Sum Insured hereon to be declared and adjusted at expiry.

Additional Insureds, Waivers of Subrogation, Loss Payees, Breach of Warranty, Hold Harmless, Indemnity, Assignment, Lease, Contractual and Financial Agreements and the like as expiring policy or as per Hull All Risks Policy (subject provisions of Automatic Termination and Cancellation Clauses being paramount), without advice hereon. Coverage hereon shall extend to include the provisions of Aircraft Financing or Leasing Agreements in accordance with the Airline Finance/Lease Contract Endorsement AVN 67B (Hull War) / AVN 67C (Hull War) as applicable or such other Endorsements as may be agreed under the Hull All Risks Policy, subject Policy Terms, Conditions, Limitations and Exclusions remaining Paramount.

If at the expiry date of this Policy the subject-matter insured is outside the control of the Insured by reason of any peril insured hereunder then this Policy will automatically extend to cover the subject-matter insured until it has been restored to the control of the Insured notwithstanding any notice of cancellation or automatic cancellation.

In the event of insured Aircraft being confiscated (or other perils per LSW555D Section One paragraph (e) or (f)) for more than 60 days the aircraft shall be considered a total loss.

Including Automatic Contingent Hull War Risks Insurance on the Insured's owned or leased aircraft whilst leased/sub-Ieased/used by others when required by the Insured but excluding loss or damage which is not recoverable (in whole or in part) as a claim from the Operators' policy by reason of the insolvency and/or financial default of an Insurer or Insurers.

In the event that an aircraft insured hereon is fitted with a leased engine or parts, the agreed value of the aircraft to which such leased engine or parts is/are attached is automatically increased by the agreed value of the leased engine or parts for the period of installment subject to maximum agreed value hereon not being exceeded. Changes in value to be advised and adjusted at expiry. In the event of the Total Loss of an aircraft on which Insurers are required to pay the agreed value for the hull and the leased engine(s) or parts, Insurers will retain rights of salvage on the engine(s) or parts removed and replaced by such leased engine(s) or parts. However, the foregoing increase in the stated agreed value shall not be taken into account when applying the Constructive Total Loss clause hereon.

Innocent Operators Coverage AVN 89 amended to replace the words 'warranted the Insured shall' with 'the Insured shall use their best endeavors to', including cost of re-assembly of aircraft.

Excluding confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the authority of the Government of Registration.

It is agreed that where the Insured or his employees are rendered by any peril covered by this Policy unable to protect the Aircraft from damage, wear, tear or gradual deterioration of and are prevented from performing any service or maintenance to the aircraft made necessary by the passage of time, this Policy shall cover all costs and expenses necessarily incurred to reinstate the aircraft to its condition immediately prior to exposure to such peril.

As regards spares and equipment, the coverage provided by paragraph (a) of Section One of LSW555D shall only apply whilst such spares are being carried as cargo in transit by water or by air as defined in the Duration Transit Clause of Institute War Clauses (Cargo) CL385 and Institute War Clauses (Air Cargo) CL388.

Paragraph (a) of Section One of LSW555D not applicable to spares in storage or on the ground. Contracts (Rights of Third Parties) Act 1999 Exclusion Clause AVN72. 50/50 Provisional Claims Settlement Clause AVS 103 (Not to be shown on Policy wording).

Automatic termination (at pro rat policy terms) to apply as required by the London market War and Civil War Agreement (as per wording)

7 days notice to / by Contract Leader to review rate / amend situation (it being understood that any subsequent cancellation under such notice shall only apply to the aircraft the subject of the notice).

In the event JLT Aerospace (North America), Inc. is unable to advise the Contract Leader of a flight that requires notification, the flight is automatically covered hereon subject:

a. All necessary permits obtained prior to flight
b. Contract leader to be advised as soon as practicable
c. Subject otherwise to the policy terms, conditions, limitations and exclusions, remaining paramount.

TRIA Coverage included.

SCHEDULE OF AIRCRAFT:	As held on file by JLT Aerospace (North America) Inc.

Make/Model	Req. No.	MSN	Hull Value	Passenger Seats
-	-	-	-	-
Boeing 747-200	N706BL	21705	$7,000,000	294

PREMIUM:	$2,467.50 subject to a minimum premium of $1,762.50 Including 5% premium allocation in respect of TRIA ($117.50 subject to a minimum premium of $ 83.93 included in above).
PAYMENT TERMS:	Premium payable in quarterly installments and adjustable at expiry as follows:
	January 30, 2012: April 30, 2012: July 30, 2012: October 30,2012:	$616.88 $616.88 $616.88 $616.86
INSURER:	Lloyd's Syndicate 510 (Kiln) per JLT Specialty Limited
SHARE:	100%
To the best of your knowledge, you have provided complete and accurate information which would influence the judgment of an underwriter in determining whether or not to underwrite the risk and, if so, upon what terms and at what premium. If all such information has not been disclosed, insurers may have a right to void the policy which will lead to claims not being paid. If you believe that you have not complied with this duty please contact us immediately. The duty of disclosure and the consequences of its breach may vary to a limited degree from the foregoing dependent upon applicable law.
/ signature/ C.F. Engel Signed: JLT Aerospace (North America) Inc.	9th Feb 2012 Date
/signature/ Igor Dmitrowsky PRESIDENT Signed: Baltia Air Lines, Inc.	2-9-12 Date